AGREEMENT AND PLAN OF REORGANIZATION
                                     between
          BELCO SYSTEMS TECHNOLOGIES, INC., a Delaware corporation and
                       J. D. JENKINS, the Sole Shareholder
                                       of
                  SJI WHOLESALE, INC., a Tennessee corporation

         This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), made the 27th day of February, 1998, between Belco Systems Technologies, Inc., a Delaware corporation ("Belco") and J. D. Jenkins ("Jenkins"), the sole shareholder of SJI Wholesale, Inc., a Tennessee corporation ("SJI").

         WHEREAS, Belco has authorized capital stock consisting of 10,000,000 shares of common stock, par value $.0001 per share (the "Belco Common Stock") of which 1,478,667 shares have been duly issued and outstanding and 10,000,000 shares of preferred stock, par value $.0001 per share, of which 4,900,000 shares have been designated as Series A Preferred Stock, the designations, rights and preferences of which are attached hereto as Exhibit A and incorporated herein by such reference.

         WHEREAS, SJI has authorized 2,000 shares of common stock, no par value (the "SJI Stock"), of which 1,020 shares are issued and outstanding which are owned beneficially and of record by Jenkins.

         WHEREAS, Belco desires to acquire 100% of the SJI Stock from Jenkins in exchange for 1,200,000 shares of Belco's Common Stock and 4,900,000 shares of Series A Preferred Stock (collectively, the "Belco Stock") pursuant to the terms and conditions set forth herein.

         WHEREAS, Jenkins desire to exchange his stock in SJI for the Belco Stock pursuant to the terms and conditions set forth herein.

         WHEREAS, the Board of Directors of Belco deem it advisable and generally to the advantage and welfare of Belco's shareholders that the parties enter into this Agreement pursuant to the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, it is agreed as follows:

         1. Recitals. The above recitals are true, correct and are herein incorporated by reference.

         2. Plan of Reorganization. Jenkins is the owner of 100% of the issued and outstanding shares of SJI Stock. It is the intention of the parties hereto that 100% of the SJ1

Stock shall be acquired by Belco in exchange solely for the Belco Stock which is voting stock.

         3. Exchange of Shares. Subject to the terms and conditions herein, Jenkins hereby agrees that the SJI Stock shall be exchanged with Belco for the Belco Stock at the closing of the transactions contemplated herein in a private transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and applicable state securities laws and Belco agrees to deliver to Jenkins certificates representing the Belco Stock. The parties hereto acknowledge that it is the intent that the transactions contemplated herein shall be tax free, pursuant to Section 368 of the Internal Revenue Code of 1986, as amended. The shares of the Belco Stock shall be issued in such name or names as may be requested by Jenkins.

         4. Closing Date. The closing (the "Closing Date") shall be held on March 5, 1998, 9a.m, or such other date and time as may be agreed upon by Belco and Jenkins, by telecopy.

         5. Delivery of Shares. Upon execution of this Agreement, Jenkins will deliver certificates for the SJI Stock duly endorsed and with documentary stamps affixed at the his expense so as to make Belco the sole owner thereof, free and clear of all claims and encumbrances, and on the Closing Date delivery of the certificates representing the 1,200,000 shares of Belco's Common Stock and 4,900,000 shares of Belco's Series A Preferred Stock, on which documentary stamp taxes will have been paid by Belco, will be made to Jenkins. Time is of the essence.
         6. Belco Subsidiary. Belco has formed a wholly-owned subsidiary, Belco Systems Technologies Inc., a Florida corporation ("Belco Subsidiary"), of which 1,000 shares of common stock, par value $.001 are presently issued and outstanding (the "Belco Subsidiary Stock"). Immediately preceding the closing of the transactions contemplated herein, each of Belco and Lionel Beloyan and Stephen Beloyan (collectively, the "Beloyan Family"), shall concurrently take the following actions:

         (a)      Belco shall capitalize the Belco Subsidiary with;

                  (i) all tights and interests in the Technology (as hereinafter defined) it currently owns, or may at any time in the future own, in connection with process and products that transmit certain credit card information and verification safely via telephone lines (the "PRCTT"). For the purposes of this Agreement, the term "Technology" shall mean all of the trade secrets, know-how, show-how, inventions, patents pending, including U.S. Patent Applications No. 08/5 12,798 and International Patent Application No. PCTIUS96/12704, as each may be modified from time to time, contracts, licenses, lab books, formulae, processes, computer systems, methods, prototypes, discoveries, business methods, confidential information, expertise, copyrights, trademarks, service marks, plans, drawings, sketches, prototypes, tooling and information of any nature whatsoever which relates to the design, manufacture, assembly and sale of the PRCTT, developed, possessed, conceived or used by Belco relating to the PRCTT including any modifications, derivations and translations thereof; and

                  (ii) $155,000 in cash.

         (b) The Beloyan Family shall purchase 490 shares of the Belco Subsidiary Stock, all cash in the Belco Subsidiary in excess of $100,000 and the 40,000 shares of the common stock of Solucorp Industries Limited (the "Marketable Securities") owned by Belco in exchange for an aggregate of 666,667 shares of Belco Common Stock currently owned beneficially and of record by the Beloyan Family, as more fully set forth on Exhibit B attached hereto and incorporated hereby by such reference. Upon the exchange thereof, the shares of Belco Subsidiary Stock to be issued to the Beloyan Family shall be fully paid and non-assessable and the shares of Belco Common Stock tendered in payment therefor shall be canceled and returned to the treasury of Belco with the status of authorized but unissued shares.

         (c) Lionel Beloyan, Stephen Beloyan and Fred Baradari, the nominee of International Management Consulting, Inc. ("IMCI"), shall serve as the directors of the Belco Subsidiary and the Beloyan Family shall manage the Belco Subsidiary.

         (d) Other than the transfer of the cash as set forth in sub-paragraph
(a)(ii) of the Paragraph 6, Belco shall have no further or continuing obligations to provide the Belco Subsidiary with any operating funds, loans, capital or similar monies, it being the specific representation of Belco and Lionel Beloyan to Jenkins that the $100,000 in cash remaining in the Belco Subsidiary after the transaction contemplated in sub-paragraph 6(b) hereof is sufficient to fund the operations of the Belco Subsidiary, including, but not limited to, selling, general and administrative expenses.

         (e) Notwithstanding the foregoing, Belco acknowledges its obligations to issue shares of its Common Stock pursuant to that certain Agreement dated January 16, 1998 by and between Belco and 1MCI, a copy of which is attached as Exhibit C hereto and incorporated herein by such reference.

         (f) Immediately upon the conclusion of the transactions between Belco, the Belco Subsidiary and the Beloyan Family as contemplated in the Paragraph 6, the Belco Subsidiary and the Beloyan Family shall enter into that certain Option Agreement, a copy of which is attached hereto as Exhibit D and incorporated herein by such reference.

         7. Belco Board of Directors. Subsequent to such Closing Date, Jenkins shall have the right to appoint such additional members to the Board of Directors at any time and from time to dine as he deems appropriate.

         8. Anti-Dilution Provisions.

         (a) Giving effect to the transactions contemplated in Paragraph 6 hereof, as well as the split of Belco's Common Stock as contemplated in Paragraph 11(b)(ii) hereof, the Beloyan Family shall be the record and beneficial owners of an aggregate of 350,000 shares of Belco's Common

Stock. In addition, it is the understanding of the parties hereto that subsequent to the Closing Date, Belco has reserved for future issuance an aggregate of 266,668 shares of its Common Stock (the "Reserved Stock"). For the period of 12 months following the Closing Date, should Belco issue more than 300,000 additional shares of its Common Stock in addition to the Reserved Stock without the prior consent of the Beloyan Family, then Belco shall issue the Beloyan Family for no charge such number of additional shares of its Common Stock equal to 10% of any excess over the 300,000 share threshold. For example, should Belco enter into a transaction with X entity whereby it agreed to issue X entity 567,000 shares of Belco's Common Stock, and the Beloyan Family did not consent to such transaction, then upon the issuance of the 567,000 shares to X entity Belco would issue the Beloyan Family an additional 26,700 shares of Belco Common Stock, representing 10% of the 267,000 share difference. Notwithstanding the foregoing, no additional or special voting powers are conferred upon the Beloyan Family by reason of this anti-dilution provision as to their holdings in Belco following the Closing Date.

         (b) The parties hereto acknowledge their agreement to enter into a separate agreement subsequent to the Closing Date between Belco, the Belco Subsidiary and the Beloyan Family regarding the sub-licensing of the Technology by the Belco Subsidiary to other corporations and limitations involving Belco's ownership interest in such other corporations.

         (c) During the period commencing on the Closing Date and ending on the first anniversary thereof, in the event the Company should issue additional shares of its Common Stock, or securities which are convertible into Common Stock, to an unaffiliated third party in connection with a business combination, stock or asset purchase, then, upon the written request of Jenkins, the Company shall immediately issued to Jenkins such number of additional shares of Common Stock so as to maintain his 85% voting control of the Company, giving effect to the transactions herein contemplated and assuming the issuance of the Reserved Securities.

         9. Representation of Jenkins. Jenkins hereby makes the following representations and warranties to Belco, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the closing date:

         (a) Jenkins is the sole shareholder of SJI and there are no warrants, options or other rights outstanding to acquire any shares of the capital stock of SJI. The shares of SJI to be transferred by Jenkins to Belco hereunder are free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities of every nature and Jenkins is conveying clear and unencumbered tide thereto to Belco. The shares of SJI are fully paid and non-assessable.

         (b) This Agreement constitutes the valid and binding obligation of Jenkins, enforceable against him in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights.

         (c) Jenkins knows of no other person, corporation or firm that owns any interest in any property, invention, patent, patent application, copyright, trade secret, service mark or trademark used by SJI relating to any product or process used by SJI or relating in any way to its business except as may be set forth on Schedule 9(c) attached hereto and incorporated herein by such reference. Except as set forth on Schedule 9(c), SJI owns or have the rights to use all those rights presently necessary to the operation of its businesses.

         (d) There are no agreements to which Jenkins or SJI is a party that in any way restrict or infringe upon the business of SJI or the benefit of which SJI requires or presently has in its business, nor does Jenkins know of any other agreements that in any way restrict or infringe upon the business of SJI or the benefit of which SJI requires or presently has in its business.

         (e) To the best of his knowledge, the execution and delivery of this Agreement by Jenkins does not, and the consummation of the transactions contemplated herein, will not violate or constitute an occurrence of default (or an event which, with notice or lapse of time or both would constitute a default) under any provision of, or conflict with, or result in acceleration of any obligations under, or result in the creation or imposition of any security interest, lien or other encumbrance, or give rise to a right by any party to terminate its obligations under any mortgage, deed of trust, conveyance to secured debt, note, loan, lien, lease, agreement, instrument, order, judgment, decrees or other arrangement to which Jenkins or SJI is a party or to which he or it is bound, except as set forth on Schedule 9(e) attached hereto and incorporated herein by such reference.

         (1) Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of SJI as amended, or any agreement or instrument to which Jenkins or SJI is now a party.

         (g) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any statue or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration panel applicable to Jenkins or SJI; or give rise to the right of any termination by any governmental authority of any license, registration, certificate or right of authority to engage in business in such places where SJI now does or has a right to engage in business.

         (h) Jenkins has heretofore delivered to Belco true and correct copies of the SJI Financial Statements for the year ended October 31, 1997 and the three months ended January 31, 1998, copies of which are attached hereto as
Exhibit 9(h) and incorporated herein by such reference. To the best of Jenkins' knowledge, such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. Since January 31, 1998, SJI has (i) no short term or long term debt or other obligations other than as set forth in the financial statements for which are attached hereto as
Exhibit 9(h), excluding trade payables
incurred in the ordinary course of business, (ii) no tax liens or encumbrances of any nature on its assets, (iii) continued its operations and business as they are presently conducted, (iv) entered into no employment, consulting or similar agreements, and (v) not issued or agreed to issue any equity security or any other securities or obligations of SJI which are convertible into or exchangeable for such equity securities. Since January 31, 1998, to the best of his knowledge Jenkins is not aware of any events affecting SJI, including, but not limited to, a loss of a material customer or contract, which would result in a reduction in revenues or operating results in the aggregate of greater than 10% for the fiscal year ended October 31, 1998 from those reported for the fiscal year ended October 31, 1997. Since January 31, 1998 there has not have been (i) any material adverse change in the business, condition (financial or otherwise), results of operation, prospects, properties, assets or liabilities of SJI, (ii) any damage, destruction or loss (whether or not covered by insurance) affecting SJI's properties, assets or business, (iii) any increase in the rate of compensation or in bonus payments payable or to become payable to any of SJI's salaried employees, or (iv) any other event or condition of any character which may reasonably be expected to have an effect as described in clauses (i) through (iii) of this Paragraph 9(h).

         (i) Except for liability or obligations disclosed or provided for the in the financial statements attached hereto as Exhibit 9(h), and except for liability or obligations incurred in the ordinary course of business consistent with past practices, to the best of Jenkins knowledge, SJI does not have any liabilities or obligations or any nature, whether absolute, accrued, contingent, potential or unassented or otherwise, that would be required to be disclosed on a balance sheet of SJI.

         C) Jenkins is acquiring the Belco Stock in a private transaction exempt from registration under applicable federal and state securities laws, for his own account and for investment and not with a view to the distribution or resale of any thereof The certificates representing the Belco Stock shall bear the following legend pursuant to Rule 144 as promulgated under the Act:

         "These securities have not been registered under any state or Federal securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable Federal or state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption 1mm registration under any applicable Federal or state securities laws is available."

         (k) Except as may be set forth on Schedule 9(k), to the best of Jenkins' knowledge, SJI has applied for and received all licenses and permits from all governmental authorities (the "Licenses") used in the business of SJI which are necessary to permit SJI to conduct its business and operations as currently conducted. No License has been revoked, is subject to revocation pursuant to a current regulatory review or, to the best of Jenkins' knowledge, has been challenged or otherwise contested by any person, except for immaterial deficiencies or other issues noted by regulatory review, challenge or contest which are being corrected in the ordinary course of business without material disruption or cost to SJI in respect of such License or business reasonable related thereto.

         (l) To the best of his knowledge, Jenkins and SJI have complied in all material respects with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgements, injunctions, awards or decrees applicable to SJI.

         (m) There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Jenkins or SJI in respect of, or in connection with, SJI. There is no action, suit, claim or legal, administrative or arbitration proceeding, or, to the best knowledge of Jenkins after due inquiry, any investigation (whether or not the defense or liabilities in respect thereof are covered by insurance) pending, or to the best knowledge of Jenkins, after due inquiry, threatened against or involving SJI or any of its assets. To the best knowledge of Jenkins, after due inquiry, there is no fact, event or circumstances that are likely to give rise to any suit, action, claim, investigation or proceeds that would be required to be disclosed if currently pending or threatened, other than a termination of exclusive rights to certain products which is pending between SJI and Swedish Match, AB.

         (n) SJI has good and valid title to all the properties and assets of the type required to be reflected on a balance sheets attached hereto as Exhibit 9(h) which it purports to own, subject to security interests filed by third parties related to loans with First Tennessee Bank, and those related to the purchase by SJI of its telephone systems and certain automobiles

         (o) SJI has timely filed all tax returns and reports required to be filed by it, including, where applicable, all federal, state, county and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use and withholding tax reports and returns. All returns are true and correct. To the best of Jenkins' and SJI's knowledge, there is no basis for any additional claim or assessment.

         (p) SJI currently maintain policies of property insurance that provide coverage in kind and amount reasonably necessary to protect against the risks inherent or associated with the operation of SJI. All insurance polices are in full force and effect. There is not any state of facts and no event has occurred forming the basis for any claim covered by a property, casualty, fidelity, automobile, general liability, libel or slander, workman's compensation, health insurance or reinsurance or excess polity that is not fully covered by insurance or that may be expected to exceed the available limits of liability of the applicable insurance policies, nor has any carried declined coverage or reserved its rights to determine its liability to provide coverage to SJI with respect to any claim or circumstance.

         (q) SJI has complied in all material respect with all laws, including applicable rules and regulations, or all applicable federal, state, local and foreign governments and their respective agencies concerning the environment, public health and safety and employee health and safety, and no complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against SJI alleging any failure to comply with any such law or regulation, including, without limitation, any law of any government or agency concerning release or threatened release of hazardous substances, public health and safety or pollution or protection of the environment.

         10. Representations of Belco. Belco hereby makes the following representations and warranties to Jenkins, each of which is true as of the date hereof and will be true as of the closing date with the same effect as though such representations and warranties had been made on the closing date:

         (a) Belco is a corporation duly organized and existing under and by virtue of the laws of the Stare of Delaware, and is in good standing under the laws thereof, and is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction wherein the location of its properties or the character of its operations make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Company. The shares of Belco Stock to be issued to Jenkins hereunder are free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities of every nature and Belco is conveying clear and unencumbered title thereto to Jenkins. The shares of Belco Stock have been duly authorized and when delivered pursuant to the terms of this Agreement, will be fully paid and non-assessable.

         (b) This Agreement constitutes the valid and binding obligation of Belco, enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights.

         (c) Belco knows of no other person, corporation or firm that owns any interest in any property, invention, patent, patent application, copyright, trade secret, service mark or trademark used by Belco relaxing to any product or process used by Belco or relating in any way to its business except as may be set forth on Schedule 10(c) attached hereto and incorporated herein by such reference. Belco owns or have the rights to use all those rights presently necessary to the operation of its businesses.

         (d) There are no agreements to which Belco is a party that in any way restrict or infringe upon the business of Belco or the benefit of which Belco requires or presently has in its business, nor does Belco know of any other agreements that in any way restrict or infringe upon the business of Belco or the benefit of which Belco requires or presently has in its business.

         (e) To the best of its knowledge, the execution and delivery of this Agreement by Belco does not, and the consummation of the transactions contemplated herein, will not violate or constitute an occurrence of default (or an event which, with notice or lapse of time or both would constitute a default) under any provision of, or conflict with, or result in acceleration of any obligations under, or result in the creation or imposition of any security interest, lien or other encumbrance, or give rise to a right by any party to terminate its obligations under any mortgage, deed of trust, conveyance to secured debt, note, loan, lien, lease, agreement, instrument, order, judgment, decrees or other arrangement to which Belco is a party or to which he or it is bound, except as set forth on Schedule 10(e) attached hereto and incorporated herein by such reference.

         (t) Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Belco as amended, or any agreement or instrument to which Belco is now a party.

         (g) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any statue or law or any judgment, decree, order, award, regulation or rule of any court, governmental authority or arbitration panel applicable to Belco; or give rise to the right of any termination by any governmental authority of any license, registration, certificate or right of authority to engage in business in such places where Belco now does or has a right to engage in business.

         (h) Belco has heretofore delivered to Jenkins true and correct copies of Belco's Audited Financial Statements for the period commencing on August 17, 1995 (date of inception) to December 31, 1997, copies of which are attached hereto as Exhibit 10(h) and incorporated herein by such reference. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied. Since December 31, 1997, Belco has
(i) no short term or long term debt or other obligations other than as set forth in the financial statements which are attached hereto as Exhibit 10(h), excluding trade payables incurred in the ordinary course of business, (ii) no tax liens or encumbrances of any nature on its assets, (iii) continued its operations and business as they are presently conducted, (iv) entered into no employment, consulting or similar agreements, and (v) not issued or agreed to issue any equity security or any other securities or obligations of Belco which are convertible into or exchangeable for such equity securities, other than pursuant to the IMCI agreement, a copy of which is attached hereto as Exhibit C. Since December 31, 1997 Belco is not aware of any events affecting Belco, including, but not limited to, a loss of a material customer or contract, which would result in a reduction in revenues or operating results in the aggregate of greater than 10% for the fiscal year ended December 31, 1998 from those reported for the fiscal year ended December 31, 1997. Since December 31, 1997 there has not have been (i) any material adverse change in the business, condition (financial or otherwise), results of operation, prospects, properties, assets or liabilities of Belco, (ii) any damage, destruction or loss (whether or not covered by insurance) affecting Belco's properties, assets or business, (iii) any increase in the rate of compensation or in bonus payments payable or to become payable to any of Belco's salaried employees, or (iv) any other event or condition of any character which may reasonably be expected to have an effect as described in clauses (i) through (iii) of this Paragraph 10(h).

         (i) Except for liability or obligations disclosed or provided for the in the financial statements attached hereto as Exhibit 10(h), and except for liability or obligations incurred in the ordinary course of business consistent with past practices, Belco does not have any liabilities or obligations or any nature, whether absolute, accrued, contingent, potential or unassented or otherwise, that would be required to be disclosed on a balance sheet of Belco.

         (j) Belco is acquiring the SJI Stock from Jenkins in a private transaction exempt from registration under applicable federal and state securities laws, for his own account and for investment and not with a view to the distribution or resale of any thereof. The certificates representing the SJI Stock acquired by Belco shall bear the following legend pursuant to Rule 144 as promulgated under the Act:

         "These securities have not been registered under any state or Federal securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable Federal or state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under any applicable Federal or state securities laws is available."

         (k) Except as may be set forth on Schedule 10(k), to the best of its knowledge, Belco has applied for and received all licenses and permits from all governmental authorities (the "Licenses") used in the business of Belco which are necessary to permit Belco to conduct its business and operations as currently conducted. No License has been revoked, is subject to revocation pursuant to a current regulatory review or, to the best of Belco's knowledge, has been challenged or otherwise contested by any person, except for immaterial deficiencies or other issues noted by regulatory review, challenge or contest which are being corrected in the ordinary course of business without material disruption or cost to Belco in respect of such License or business reasonable related thereto.

         (l) To the best of its knowledge, Belco has complied in all material respects with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgements, injunctions, awards or decrees applicable to Belco.

         (m) There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Belco. There is no action, suit, claim or legal, administrative or arbitration proceeding, or, to the best knowledge of Belco after due inquiry, any investigation (whether or not the defense or liabilities in respect thereof are covered by insurance) pending, or to the best knowledge of Belco, after due inquiry, threatened against or involving Belco or any of its assets. To the best knowledge of Belco, after due inquiry, there is no fact, event or circumstances that are likely to give rise to any suit, action, claim, investigation or proceeds that would be required to be disclosed if currently pending or threatened.

         (n) Belco has good and valid title to all the properties and assets of the type required to be reflected on a balance sheets attached hereto as Exhibit 10(h) which it purports to own and all such properties and assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever.

         (o) Belco has timely filed all tax returns and reports required to be filed by it, including, where applicable, all federal, state, county and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use and withholding tax reports and returns. All returns are true and correct. To the best of Belco's knowledge, there is no basis for any additional claim or assessment.

         (p) Belco has complied in all material respect with all laws, including applicable rules and regulations, or all applicable federal, state, local and foreign governments and their respective agencies concerning the environment, public health and safety and employee health and safety, and no complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Belco alleging any failure to comply with any such law or regulation, including, without limitation, any law of any government or agency concerning release or threatened release of hazardous substances, public health and safety or pollution or protection of the environment.

         11. Conditions of Closing. All of the obligations of the parties under this Agreement are subject to the fulfillment, prior to or on the closing date set forth in Section 4 of this Agreement, of each of the following conditions:

         (a) Delivery by Jenkins of the following:

                  (i) Certificates for the SJI Stock described in Section 5 hereof, endorsed in blank; and

                  (ii) A certificate of Jenkins that all representations and warranties made by him contained in Section 9 of this Agreement shall be true on and as of the closing date set forth in Section 4 of this Agreement as though such representations and warranties were made at and as of such date, and shall be true on and as of said closing date as though such representations and warranties were made at and as of such date.

         (b) Delivery by Belco of the following:

                  (i) Evidence of the filing of the Certificate of Amendment to Belco's Certificate of Incorporation creating a series of 10,000,000 shares of blank check preferred stock and designating a series consisting of 4,900,000 shares of Series A Preferred Stock, which such Series

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

A Preferred Stock is a component of the Belco Stock;

                  (ii) Evidence of the subsequent filing of the Certificate of Amendment to Belco's Certificate of Incorporation effecting a 3:1 stock split of Belco's issued and outstanding common stock and notification of such action to Belco's shareholders;

                  (iii) Evidence of the formation of the Belco Subsidiary and the conclusion of the transactions related thereto, all as set forth in Section 6 hereof;

                  (iv) Delivery of the resignation of Lionel Beloyan as an officer and director of Belco to be effective on the Closing Date;

                  (v) Delivery of the resignation of Stephen Beloyan as an officer and director of Belco to be effective on the Closing Date;

                  (vi) Written consent of the Belco Board of Directors electing
J. D. Jenkins and Ron Jenkins to the Board of Belco effective on the Closing Date and appointing J. D. Jenkins President of Belco on the Closing Date;

                  (vii) Certificates for the 1,200,000 shares of Belco Common Stock and 4,900,000 shares of Belco Series A Preferred Stock described in
Section 5 hereof; and

                  (viii) A certificate of Belco that all representations and warranties made by it contained in Section 10 of this Agreement shall be true on and as of the closing date set forth in Section 4 of this Agreement as though such representations and warranties were made at and as of such date, and shall be true on and as of said closing date as though such representations and warranties were made at and as of such date.

         12. Investment Purpose. Jenkins represents and warrants that he is acquiring the Belco Stock to be delivered upon the execution of this Agreement solely for investment purposes and not for distribution or resale.
Sales of such stock may be made only as permitted by Rule 145(d) of the Act. Jenkins further acknowledges that he has been advised by Belco that the Belco Stock has not been registered under the Act and that Belco has no obligation to so register.

         13. Representations to Survive Closing. All the terms, conditions, warranties, representations and guarantees contained in this Agreement shall survive delivery of the shares of SJI Stock and the Belco Stock transferred as the closing hereunder and any investigations made by or on behalf of Belco or Jenkins at any time.

         14. Miscellaneous.

                  (a) Each of the parties hereto will bear its own legal fees and other expenses in connection with the transactions contemplated by this Agreement.

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

                  (b) If any term or provision of this Agreement or any exhibits thereto or the application thereof to any person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the exhibits thereto or the application or such term or provision to person, property or circumstances other than those as to which it is invalid and unenforceable shall not be affected thereby, and each term and provision of this Agreement or the exhibits thereto shalt be valid and enforced to the fullest extent permitted by law.

         (c) Any notices, requests or consents hereunder shall be deemed given, and any instruments delivered, two days after they have been mailed by first class mail, postage prepaid, or upon receipt if delivered personally or by facsimile transmission, as follows:


If to Belco:               308 Hill Avenue
                           Post Office Box L-20l
                           Langhorne, PA 19047

If to Jenkins:             63l2 Baum Drive
                           Knoxville, Tennessee 37919

except that any of the foregoing may from time to time by written notice to the other designate another address which shall thereupon become its effective address for the purposes of this paragraph.

                  (d) This Agreement, including the exhibits and documents referred to herein which are a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter and may be amended only by a written instrument executed by the parties hereto or their successors or assigns. Any paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (f) This Agreement shall inure to the benefit of and be binding in upon the parties hereto and their respective successors but shall not inure to the benefit of anyone other than the parties signing this Agreement and their respective successors.

         (g) This Agreement is governed by, interpreted under and construed in all respects in accordance with the substantive laws of the State of Florida, without regard to the conflicts of law provision thereof, and irrespective of the place of domicile or resident of the party. In the event of a controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby agree and consent to the jurisdiction and venue of the Courts of the State of Florida, or the United States District Court for the Southern District of Florida; and

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

further agree and consent that personal service of process in any such action or preceding outside the State of Florida shall be tantamount to service in person in Florida.

         (h) The parties have either (1) been represented by independent legal counsel in connection with the negotiations and execution of this Agreement, or
(ii) each has had the opportunity to obtain independent legal counsel, has been advised that it is in their best interests to do so and by execution of this Agreement has waive the right.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        Belco Systems Technologies, Inc., a
                                        Delaware corporation

                                        By: /s/ Lionel Beloyan
                                            -------------------------------
                                                Lionel Beloyan,
                                                President

                                            /s/ J. D. Jenkins
                                            -------------------------------
                                            J. D. Jenkins

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